UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2023

GOLDEN ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Minnesota	000-24993	41-1913991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6595 S Jones Boulevard
Las Vegas, Nevada	89118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 893-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	GDEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2023, Golden Entertainment, Inc. (“Golden”) and certain of its subsidiaries entered into (i) a Membership Interest Purchase Agreement (the “Nevada Purchase Agreement”) with J&J Ventures Gaming of Nevada, LLC (“J&J Nevada”), pursuant to which J&J Nevada agreed to acquire the Nevada distributed gaming operations of Golden Route Operations, LLC, Sartini Gaming, LLC, Market Gaming, LLC, Cardivan, LLC, and Corral Country Coin, LLC (the “Nevada Distributed Gaming Operations”) for approximately $213.5 million in cash plus an estimated $34.0 million of purchased cash (subject to adjustment based on the Nevada Distributed Gaming Operations’ working capital and purchased cash at closing), subject to the conditions and terms set forth therein, and (ii) a Membership Interest Purchase Agreement (the “Montana Purchase Agreement,” and together with the Nevada Purchase Agreement, the “Purchase Agreements”) with J&J Ventures Gaming of Montana, LLC (“J&J Montana”) and J&J Ventures Gaming, LLC (“J&J Ventures”), pursuant to which J&J Montana agreed to acquire the Montana distributed gaming operations of Golden Route Operations - Montana, LLC (“Montana Distributed Gaming Operations”) from Golden for approximately $109.0 million in cash plus an estimated $5.0 million of purchased cash (subject to adjustment based on the Montana Distributed Gaming Operations’ working capital and purchased cash at closing), subject to the conditions and terms set forth therein. The transactions contemplated by the Nevada Purchase Agreement are contingent upon the closing of the transactions under the Montana Purchase Agreement.

Each of the Purchase Agreements contains customary representations, warranties, covenants and indemnities by the parties thereto and is subject to customary closing conditions, including, among other things, (i) the receipt of regulatory approvals, including applicable antitrust and gaming regulatory approvals, (ii) the accuracy of the respective parties’ representations and warranties, subject to customary qualifications, and (iii) material compliance by the parties with their respective covenants and obligations.

The Purchase Agreements contain certain termination rights, including by any party in the event the closing has not occurred by December 3, 2023, subject to two successive extensions of three months under certain circumstances (as may be extended, the “Outside Date”). If the Nevada Purchase Agreement is terminated because (i) J&J Nevada failed to obtain applicable antitrust approvals or gaming regulatory approvals, (ii) J&J Nevada breached its representations, warranties, or covenants in the Nevada Purchase Agreement, (iii) a court or governmental authority issued a final order or judgment enjoining the transactions, or (iv) either J&J Nevada or Golden terminates the Nevada Purchase Agreement on or after the Outside Date (other than a termination by J&J Nevada as a result of a material adverse change or a pandemic shut down that has occurred and is ongoing as of such date), the J&J escrow deposit of $15 million (“Deposit”) will be released to Golden, subject to the terms and conditions set forth therein. Upon closing of the Nevada Purchase Agreement, the Deposit will be released to Golden in partial satisfaction of purchase price. If the Montana Purchase Agreement is terminated because (i) J&J Montana failed to obtain applicable antitrust approvals or gaming regulatory approvals, (ii) J&J Montana breached its representations, warranties, or covenants in the Montana Purchase Agreement, (iii) a court or governmental authority issued a final order or judgment enjoining the transactions, or (iv) either J&J Montana or Golden terminates the Montana Purchase Agreement on or after the Outside Date (other than a termination by J&J Montana as a result of a material adverse change or a pandemic shut down that has occurred and is ongoing as of such date), J&J Ventures will be obligated to pay Golden a termination fee of $10 million, subject to the terms and conditions set forth therein.

The foregoing description of the Purchase Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreements, which are filed as Exhibit 2.1 and Exhibit 2.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01	Other Events

On March 6, 2023, the Company issued a press release announcing the entry into the transactions described in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

99.1	Press Release dated March 6, 2023.

2.1	Membership Interest Purchase Agreement (Montana), dated as of March 3, 2023, by and among J&J Ventures Gaming of Montana, LLC, Golden Holdings, Inc., Golden Entertainment, Inc. and J&J Ventures Gaming, LLC.

2.2	Membership Interest Purchase Agreement (Nevada), dated as of March 3, 2023, by and among J&J Ventures Gaming of Nevada, LLC, Golden Gaming, LLC and Golden Entertainment, Inc.

104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN ENTERTAINMENT, INC.
(Registrant)

Dated: March 6, 2023	/s/ Charles H. Protell
	Name:	Charles H. Protell
	Title:	President and Chief Financial Officer